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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Cotton                              Julie
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

39745 Eureka Drive
--------------------------------------------------------------------------------
                                    (Street)

Newark                                CA                 94560
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

VINA Technologies, Inc. (VINA)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

       02/17/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Vice President, Human Resources
     ---------------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   71,666        D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option (right
to buy)       $1.563  N/A                                     Immed.   03/27/11                             18,000    D
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option (right                                                                   Common
to buy)       $0.16  02/17/03  02/17/03     A     87,500      Immed.   06/26/10 Stock      87,500           87,500    D      (1)
---------------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option (right                                                                   Common
to buy)       $0.16  02/17/03  02/17/03     A     30,000      Immed.   11/24/10 Stock      30,000           30,000    D      (1)
-------------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option (right                                                                   Common
to buy)       $0.16  02/17/03  02/17/03     A     20,000      Immed.   03/27/11 Stock      20,000           20,000    D      (1)
---------------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option (right                                                                   Common
to buy)       $0.16  02/17/03  02/17/03     A     50,000      Immed.   03/27/11 Stock      50,000           50,000    D      (1)
---------------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option (right                                                                   Common
to buy)       $0.16  02/17/03  02/17/03     A     50,000      Immed.   08/06/11 Stock      50,000           50,000    D      (1)
-------------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option (right                                                                   Common
to buy)       $0.16  02/17/03  02/17/03     A     15,000      Immed.   05/03/12 Stock      15,000           15,000    D      (1)
-------------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option (right                                                                   Common
to buy)       $0.16  02/17/03  02/17/03     A     20,000      Immed.   05/03/12 Stock      20,000           20,000    D      (1)
====================================================================================================================================

Explanation of Responses:

(1) On February 17, 2003, the reporting person received replacement options pursuant to the Company's option exchange program - Schedule TO, as further amended, and filed with the Securities & Exchange Commission on May 8, 2002. As previously reported, on August 15, 2002, the reporting person tendered to the Company for cancellation options granted to the reporting person.



  /s/ Julie Cotton                                              2/17/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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